SHUTTERFLY, INC. 8-K

Exhibit 99.1

Letter of Resignation

December 10th, 2015

Dear Jeff,

This letter is to inform you of my resignation, from my position as Chief Operating Officer of Shutterfly, Inc., effective February 19, 2016. As you know, this is something I have been contemplating a while, and I have decided that it is time to take some extended time off with family, re-energize and then identify my next career adventure.

I am truly grateful for the opportunity you have given me over the past 11 years to be a part of this great company. During my tenure, I’ve had five different positions, been a key part of the leadership team who grew revenues from $54 million to over $1 billion, and helped establish Shutterfly into a top 5 stand-alone e-Commerce company. Perhaps most importantly, I’ve been fortunate to learn a great deal from you, especially how to build and sustain a high-performance company that is also a great place to work.

I will always be a loyal Shutterfly customer and I remain committed to Shutterfly and its employees and will work with you to establish a seamless transition over the next few months.

Warmest personal regards and best wishes for continued success,

Dan